FOR IMMEDIATE RELEASE
Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 230-1828 (T)

Pressure BioSciences, Inc. Announces the Exercise of 100% of the
Company’s Remaining 15-Month Preferred Stock Purchase Warrants:
Company Receives an Additional $1,229,650

South Easton, MA, April 28, 2010 – Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” or the “Company”) today announced that it has received $1,229,650 from the exercise of 98,372 15-Month Preferred Stock Purchase Warrants (the “15-Month Warrants”).  The exercises represent 100% of all outstanding and unexercised 15-Month Warrants that could be exercised after the March 30, 2010 Warrant call, and that were not held by affiliates of the Company (as defined in the 15-Month Warrants).

On March 30, 2010, PBI exercised its right to call all outstanding and unexercised 15-Month Warrants to purchase shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”).  Each 15-Month Warrant was exercisable for Preferred Stock at an exercise price of $12.50 per share.  The 15-Month Warrants were issued on February 12, 2009 in connection with the private placement described in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 18, 2009.

The cash proceeds of $1,229,650 were in addition to the $241,625 the Company had previously received from the voluntary exercise of 15-Month Warrants between November 2009 and March 30, 2010.  Consequently, the total cash proceeds received by the Company from the exercise of all of the 15-Month Warrants were $1,471,275.

R. Wayne Fritzsche, Chairman of the Board of PBI, said: “Fifteen months ago, during devastating economic times, 35 individuals (the “Series A Investors”) demonstrated their strong faith and confidence in Pressure BioSciences and invested at a very tenuous time in our Company’s history.  Through diligent, smart, and focused efforts, our staff responded with significant achievements in revenue growth, instrument installations, operating loss decreases, and the continuing acceptance of our powerful proprietary platform (pressure cycling technology, or “PCT”) by major research laboratories in the US.”

Mr. Fritzsche continued: “We appreciate the strong support of our Series A Investors.  We believe the 100% exercise of their 15-Month Warrants is a clear statement that they recognize the achievements made by their Company over the past five quarters and that they remain confident in the Company’s future.  But we are also aware that our recent achievements, as exciting and fulfilling as they have been, are a beginning and not an end, and that we must continue to drive the installed base of PCT users, while concomitantly increasing the number of consumables sold and the number of PCT publications and presentations in well respected journals and meetings.”

Richard T. Schumacher, President and CEO of PBI, commented: “Our successes over the past 15 months have been numerous and very gratifying, and have set the stage for what we believe will be even greater achievements in 2010 and the years beyond.  A number of these successes will be highlighted in the “Applications of Ultra-high Pressure in Biotechnology” Symposium, scheduled as an all-day event on May 21st in the Rotunda Room of the New Research Building, Harvard Medical School.  Approximately 15 scientists from well-known laboratories throughout the US are scheduled to present on multiple applications of cycled, ultra-high pressure, and on its potential to solve difficult and complex problems that can be bottlenecks or even barriers to important new discoveries. We are looking forward to the scientific community discussing the significance of ultra-high pressure in biotechnology - the response to date on this Symposium has been overwhelming.  This is a very exciting time to be a stakeholder in PBI.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 14 US and 10 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts on the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include statements regarding the significant achievements in PBI’s revenue growth, instrument installations, operating loss decreases, and the continuing acceptance of PCT by major research laboratories in the U.S.; the Company’s belief that the exercise of the 15-Month Warrants was a clear statement that the Series A Investors recognize the achievements made by their Company over the past five quarters and of their confidence in the future of the Company; that the Company may continue to increase the number of PCT users, consumables sold, and the number of papers and publications on PCT; that the successes of 2009 have set the stage for even greater successes in 2010 and beyond; that cycled ultra-high pressure can solve difficult and complex problems that can be bottlenecks or even barriers to important new discoveries; and the expected importance of the upcoming Symposium on the applications of ultra-high pressure in biotechnology. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of its PCT-based product line; changes in customer’s needs and technological innovations; the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods; due to potential, unforeseen technological and scientific difficulties, PCT may not assist in solving problems that currently impede new discoveries; and if actual operating costs are higher than anticipated, or revenues from product sales are less than anticipated, the Company may need additional capital sooner than the middle of calendar year 2011.  Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

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